Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-172866, 333-151437, 333-183541 on Form S-8, and Registration Statement No. 333-173703 on Form S-3 of our reports dated February 25, 2014, relating to the consolidated financial statements of LPL Financial Holdings Inc. and subsidiaries, and the effectiveness of LPL Financial Holdings Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of LPL Financial Holdings Inc. and subsidiaries for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
February 25, 2014